LEXICON PHARMACEUTICALS REPORTS 3rd QUARTER FINANCIAL RESULTS AND DISCUSSES COLLABORATION WITH SANOFI FOR SOTAGLIFLOZIN

Conference Call and Webcast TODAY, November 6, at 8:00 a.m. Eastern Time

The Woodlands, Texas, November 6, 2015 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the third quarter ended September 30, 2015 and provided an overview of key milestones for the company’s lead drug candidates.

Earlier today, Lexicon announced that it entered into a collaboration and license agreement with Sanofi for the worldwide development and commercialization of sotagliflozin. Under the terms of the agreement, Lexicon will receive an upfront payment of $300 million and is eligible to receive development, regulatory and sales milestone payments of up to $1.4 billion. Lexicon is also entitled to tiered, escalating royalties on net sales of sotagliflozin. The financial results reported in this press release are as of September 30, 2015 and do not reflect any impact of this collaboration.

“As anticipated, 2015 has been a transformational year for Lexicon and our two lead drug candidates, telotristat etiprate and sotagliflozin,” said Lexicon President and Chief Executive Officer Lonnel Coats. “We announced positive results from our pivotal Phase 3 TELESTAR study of telotristat etiprate during the third quarter and earlier today we announced a strategic collaboration with Sanofi that is designed to unlock the full potential of sotagliflozin for patients living with diabetes.”

Pipeline Progress

Telotristat etiprate is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), an enzyme that triggers the excess serotonin production within metastatic neuroendocrine tumor cells that leads to carcinoid syndrome, a condition characterized by serious consequences including frequent and debilitating diarrhea, facial flushing, abdominal pain, and heart valve damage.

Top-line results from Lexicon’s Phase 3 TELESTAR study showed that patients who added telotristat etiprate to the standard of care at both the 250 mg and 500 mg doses experienced a statistically significant reduction from baseline compared to placebo in the average number of daily bowel movements over the 12-week study period (p<0.001), meeting the study's primary endpoint.

Patients who received 250 mg of telotristat etiprate experienced a reduction of 1.71 bowel movements (29%) in the average number of daily bowel movements during the final week of the study compared to baseline, and those in the 500 mg arm experienced a reduction of 2.11 bowel movements (35%); the placebo group showed a reduction of 0.87 bowel movements (17%).

A substantially greater proportion of patients on telotristat etiprate achieved a durable response (44 percent and 42 percent in the 250 mg and 500 mg arms, respectively), defined as at least a 30 percent reduction in daily bowel movements over at least half the days of the study period, as compared to 20 percent response on placebo (p<=0.02).

The mean change in urinary 5-HIAA, the main metabolite of serotonin, from baseline to week 12 was a reduction of 40 mg/24 hours in the 250 mg arm and 58 mg/24 hours in the 500 mg arm versus an increase of 11 mg/24 hours in the placebo group (p<0.001). Baseline urinary 5-HIAA levels were 93 mg/24 hours in the 250 mg arm, 90 mg/24 hours in the 500 mg arm, and 81 mg/24 hours in the placebo group.

Patients who received telotristat etiprate also experienced a lower frequency of flushing episodes and less intense abdominal pain compared to placebo, though these differences did not reach statistical significance.

Sotagliflozin is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2), which could be a potential treatment option for people with diabetes. Sotagliflozin is the first investigational medicine to target both of these two proteins, each of which modulate glucose regulation.

Lexicon has initiated enrollment in three Phase 3 clinical trials of sotagliflozin in patients with type 1 diabetes and expects to have top-line results from its two pivotal Phase 3 clinical trials in the second half of 2016. With the initiation of the collaboration with Sanofi, sotagliflozin is now expected to be studied in Phase 3 clinical trials in patients with type 2 diabetes starting in 2016. Lexicon will continue to be responsible for clinical development activities relating to type 1 diabetes and Sanofi will be responsible for clinical development activities relating to type 2 diabetes.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended September 30, 2015 increased to $0.6 million from $0.4 million for the corresponding period in 2014, and for the nine months ended September 30, 2015 increased to $2.7 million from $1.4 million for the corresponding period in 2014.

Research and Development Expenses: Research and development expenses for the three months ended September 30, 2015 decreased four percent to $23.1 million from $24.1 million for the corresponding period in 2014. For the nine months ended September 30, 2015, research and development expenses decreased seven percent to $64.7 million from $69.2 million for the corresponding period in 2014.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. For the three months ended September 30, 2015, the fair value of the Symphony Icon purchase liability increased by $3.4 million as compared to a decrease of $1.1 million in the corresponding period in 2014. The increase in fair value of the Symphony Icon purchase liability was $5.1 million and $0.5 million for the nine months ended September 30, 2015 and 2014, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended September 30, 2015 increased 17 percent to $5.4 million from $4.6 million for the corresponding period in 2014, primarily due to increased costs in preparation for commercialization of telotristat etiprate. For the nine months ended September 30, 2015, general and administrative expenses increased 13 percent to $17.4 million from $15.4 million for the corresponding period in 2014.

Impairment Loss on Buildings: In September 2014, Lexicon determined its buildings and land should be classified as assets held for sale. Lexicon recognized non-cash impairment losses on its buildings of $2.3 million and $13.1 million for the nine months ended September 30, 2015 and 2014, respectively, as a result of writing down the buildings to the estimated net selling price.

Consolidated Net Loss: Net loss for the three months ended September 30, 2015 was $35.3 million, or $0.34 per share, compared to a net loss of $40.5 million, or $0.55 per share, in the corresponding period in 2014. Net loss for the nine months ended September 30, 2015 was $91.4 million, or $0.88 per share, compared to a net loss of $97.4 million, or $1.32 per share, in the corresponding period in 2014. For the three and nine months ended September 30, 2015, net loss included non-cash, stock-based compensation expense of $1.7 million and $5.4 million, respectively. For the three and nine months ended September 30, 2014, net loss included non-cash, stock-based compensation expense of $1.5 million and $5.6 million, respectively.

Cash and Investments: As of September 30, 2015, Lexicon had $256.4 million in cash and investments, as compared to $282.5 million as of June 30, 2015 and $339.3 million as of December 31, 2014.

Reverse Stock Split: In May 2015, Lexicon completed a one-for-seven reverse stock split. All references to common shares and per-share data for all periods presented in this release have been adjusted to give effect to this reverse stock split.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its financial results and the collaboration with Sanofi at 8:00 a.m. Eastern Time on November 6, 2015. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 76906861. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through December 6, 2015.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit. www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$505	$312	$2,635	$1,111
Subscription and license fees	61	107	99	261
Total revenues	566	419	2,734	1,372
Operating expenses:
Research and development, including stock-based compensation of $893, $797, $2,865 and $3,195, respectively	23,111	24,108	64,745	69,248
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	3,404	(1,072)	5,145	518
General and administrative, including stock-based compensation of $779, $697, $2,548 and $2,389, respectively	5,379	4,617	17,387	15,423
Impairment loss on buildings	2,349	13,102	2,349	13,102
Total operating expenses	34,243	40,755	89,626	98,291
Loss from operations	(33,677)	(40,336)	(86,892)	(96,919)
Interest expense	(1,687)	(449)	(5,044)	(1,361)
Interest and other income, net	82	287	504	919
Consolidated net loss.	$(35,282)	$(40,498)	$(91,432)	$(97,361)

Consolidated net loss per common share, basic and diluted	$(0.34)	$(0.55)	$(0.88)	$(1.32)

Shares used in computing net loss per common share, basic and diluted	103,616	73,542	103,580	73,494

Consolidated Balance Sheet Data	As of September 30,	As of December 31,
(In thousands)	2015	2014
	(unaudited)
Cash and investments	$256,422	$339,339
Assets held for sale	21,500	23,849
Property and equipment, net	795	1,080
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	391,140	471,376
Deferred revenue	13,451	14,297
Current and long-term debt	106,288	107,667
Other long-term liabilities	23,520	23,535
Accumulated deficit	(1,195,684)	(1,104,252)
Total stockholders’ equity	197,938	284,018
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For Additional Information Contact:

Investors Chas Schultz Senior Director, Finance and Communications Lexicon (281) 863-3421 cschultz@lexpharma.com	Media Mariann Caprino Senior Vice President TogoRun (917) 242-1087 m.caprino@togorun.com